 Exhibit 5.1

[Tucker Ellis llp Letterhead]

August 2, 2017

Stoneridge, Inc.

39675 MacKenzie Drive, Suite 400

Novi, Michigan 48377

Gentlemen:

We have acted as counsel to Stoneridge, Inc., an Ohio corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed under the Securities Act of 1933 (the “Act”) relating to the registration of Deferred Compensation Obligations (the “DCOs”), of the Company established under the Stoneridge, Inc. Deferred Compensation Plan (collectively, the “Plan”).

In connection with the foregoing, we have examined: (a) the Second Amended and Restated Articles of Incorporation of the Company, (b) the Amended and Restated Code of Regulations of the Company, (c) the Plan, and (d) such records of the corporate proceedings of the Company and such other documents as we deemed necessary to render this opinion. In rendering this opinion, we have assumed, without independent investigation, the genuineness of all signatures on all documents examined by us, the conformity to original documents of all documents submitted to us as certified or facsimile copies, and the authenticity of all such documents.

Based on the foregoing, we are of the opinion that the DCOs, representing the Company’s unsecured obligations to pay deferred compensation in the future, when duly established in accordance with the Plan will be binding obligations of the Company enforceable in accordance with the terms of the Plan, except as enforceability (a) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights and remedies of creditors generally, and (b) is subject to the effect of general principles of equity, whether applied by a court of law or equity.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and the reference to our firm in Item 5 and Item 8 of Part II of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

We bring to your attention the fact that our legal opinion is an expression of professional judgment and is not a guarantee of a result.

Very truly yours,

/s/ Tucker Ellis LLP